Exhibit 10.9
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

PURCHASE AGREEMENT

Dated as of May 23, 2019

between

DEI SALES, INC., herein referred to as SOUND UNITED

and

ANAM Electronics Co., Ltd

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 23, 2019 (the “Effective Date”), is made and entered into by and between DEI Sales, Inc., and its subsidiary Sound United, LLC, having a principal place of business 1 Viper Way, Vista, CA 92081 (“SOUND UNITED”), and ANAM Electronics Co. Ltd, a Korea corporation having its principal place of business at 27,digital-ro 27ga-gil, Guro-gu, Seoul, Korea (“Supplier”). SOUND UNITED and/or Supplier may hereafter be referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, SOUND UNITED is in the business of manufacturing and selling audio products under various trademarks (the “Trademark”);
WHEREAS, Supplier wishes to, and SOUND UNITED wishes Supplier to develop and manufacture for SOUND UNITED and supply to SOUND UNITED certain audio products under the Trademarks to be marketed and sold by SOUND UNITED.
NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:
1.GENERAL
1.1This Agreement specifies the basic terms and conditions under which Supplier will develop and manufacture the audio products specified by one or more award letters issued by SOUND UNITED from time to time (each, an “Award Letter”; the business being awarded by the Award Letter, the “Award”; and such products, the “Products”) and supply the Products to SOUND UNITED in accordance with the purchase orders (the “Purchase Orders”) issued by SOUND UNITED as set forth in this Agreement. This Agreement also specifies in Schedule I the basic terms and conditions under which Supplier will supply to SOUND UNITED spare parts of the Products for after-service purposes (the “Spare Parts”).
1.2The specifications (the “Specifications”), schedule (the “Schedule”) and other requirements specific to a Product (collectively, the “Requirements”) are set forth in the applicable Award Letter and the documents referenced in the Award Letter. Once an Award Letter is issued by SOUND UNITED, the Requirements shall be incorporated into and constitute a part of this Agreement. The Requirements may be modified from time to time by mutual agreement of the Parties in writing.
1.3In the event of any inconsistency between the Requirements and the terms of this Agreement, the Requirements shall control.
2.TEAM AND GOVERNANCE
Each Party shall designate team members responsible for each relevant function for the performance of its obligations hereunder. Each Party shall use its best efforts to maintain continuance of such team members and promptly inform the other Party in the event a change is necessitated. Each Party shall also establish an internal escalation path for resolution in the event any dispute arises between the Parties hereunder.
3.PRODUCT DESIGN AND DEVELOPMENT
3.1Supplier shall design and develop the Products in accordance with the Requirements and the milestone processes specified by SOUND UNITED as set forth in Schedule II, as well as other instructions provided by SOUND UNITED from time to time (such act of designing and developing, the “Development Work”). Supplier shall obtain SOUND UNITED’s written approvals at each milestone required in Schedule II.
3.2Upon SOUND UNITED’s request from time to time, Supplier shall produce a written report with respect to the progress of the Development Work, in the form separately designated by SOUND UNITED.

3.3In the event Supplier becomes aware of any factor which adversely affects or may reasonably adversely affect the progress of the Development Work, Supplier shall notify SOUND UNITED immediately and propose to SOUND UNITED possible alternative course(s) of action reasonably acceptable to SOUND UNITED. Any alternative course of action agreed by the Parties to be taken shall be reduced to writing by Supplier and approved by SOUND UNITED. Compliance with this Section or acceptance by SOUND UNITED of any alternative course of action shall not prejudice SOUND UNITED’s right to claim for damages, losses, demands, costs and expenses, including but not limited to reasonable attorneys’ fees and court costs (collectively, the “Damages”) under this Agreement.
3.4The Parties acknowledge and agree that performance of the Development Work in accordance with the Schedule is critical in the timely launch of a new Product or a model of a Product and that any delay in the Schedule may cause SOUND UNITED to incur Damages, which may include, without limitation, additional costs and expenses to speed up any processes or to take alternative courses of action relating to the Development Work to make up for the delay in the Schedule (e.g., sending of SOUND UNITED staff to Supplier’s facility to assist or give instructions to Supplier’s staff; expedited shipment of the Products (including samples); updating of software in the Products in warehouse; procurement of replacement goods and services from an alternate source; etc.). Accordingly, any delay in the Development Work caused by Supplier or a situation where departure from the Schedule is inevitable due to causes attributable to Supplier will entitle SOUND UNITED to (i) compensation by Supplier for such Damages incurred thereby; and (ii) at SOUND UNITED’s option, cancel the applicable Award and terminate this Agreement. Supplier’s compliance with Section 3.3 above will not prejudice SOUND UNITED’s right to claim for Damages under this Section or otherwise. Without limiting any other rights SOUND UNITED may have under this Agreement or otherwise, to the extent the Award Letter specifies any development fees to be payable by SOUND UNITED to Supplier for the Development Work, SOUND UNITED may, at its option, set-off such fees by the amount of Damages entitled to SOUND UNITED hereunder.
4.PRODUCTION PILOT RUN AND MASS PRODUCTION
4.1Supplier shall proceed with the production “pilot run” (a process under which production capability of Supplier is verified) and mass production of the Products in accordance with Schedule II and other instructions provided by SOUND UNITED from time to time. Supplier shall obtain SOUND UNITED’s written approvals at each milestone as required in Schedule II.
4.2Upon SOUND UNITED’s request from time to time, Supplier shall produce a written report with respect to the progress of the production pilot run and mass production of the Products, in the form separately designated by SOUND UNITED.
4.3In the event Supplier becomes aware of any factor which adversely affects or may reasonably adversely affect the progress of the production pilot run or mass production, Supplier shall notify SOUND UNITED immediately and propose to SOUND UNITED possible alternative course(s) of action reasonably acceptable to SOUND UNITED. Any alternative course of action agreed by the Parties to be taken shall be reduced to writing by Supplier and approved by SOUND UNITED. Compliance with this Section or acceptance by SOUND UNITED of any alternative course of action shall not prejudice SOUND UNITED’s right to claim for Damages under this Agreement.

5.QUALITY CONTROL
5.1Supplier shall provide and maintain a quality control system acceptable to SOUND UNITED, which, at minimum, satisfies the standards set forth in Schedule III. All manufactured Products may be subject to inspection or verification by SOUND UNITED during manufacture or otherwise prior to shipment, and final inspection and acceptance at destination, notwithstanding any prior payment, inspection or acceptance. Upon SOUND UNITED’s request, Supplier shall accommodate SOUND UNITED’s employees, representatives or agents at one or more of its manufacturing facilities for purposes of such inspection or verification.
5.2Supplier shall be responsible for setting up and maintaining controlled documentation of traceability by Product at appropriate levels during all stages of receipt, production and distribution. At minimum, all Products must be traced by lot/batch, and any change in engineering, process, component, subcontractor and anything else that has or may have any effect on the Product shall be documented and traced by lot/batch.
5.3Supplier shall maintain detailed quality control-related records of each Product for periods from the date of delivery described below,.
•records to be kept for three (3) years:
•Vietnam Factory Quality Inspection Documents (Vietnam Factory 品質検査成績書）
•IQC Inspection Documents (IQC 成績書)
•OQC Inspection Documents (OQC 成桢书)
•The others Related Quality Inspection Documents (その他の関連品質検査成績書)
•records to be kept for ten (10) years:
•Safety Standard related Certificates & Test Reports (安全规格朋速害颓）
•Safety Certificate & Test report
•EMC Certificate & Test report
•RF Certificate & Test report
•The others Certificates & Test Reports (その他の承認書)
Upon SOUND UNITED’s request, Supplier shall provide copies of such records to SOUND UNITED without delay.
6.RESPONSIBILITY FOR PROPERTY AND TOOLING
6.1Title to property and tooling furnished to Supplier for purposes of this Agreement by SOUND UNITED or paid for by SOUND UNITED either directly or indirectly as part of the unit price of the Products or otherwise (such property and tooling, “SOUND UNITED Property”) shall remain with SOUND UNITED. Supplier shall not alter or use SOUND UNITED Property for any purpose other than in performance under this Agreement without the express prior written consent of SOUND UNITED. Supplier agrees to store, protect, preserve, repair and maintain SOUND UNITED Property in accordance with sound commercial practice. Supplier shall be liable for any loss or destruction of, or damage to, any SOUND UNITED Property caused by the negligence or wrongful acts or omissions of Supplier or Supplier’s employees, representatives or agents.
6.2Intentionally omitted

6.3To the extent Supplier provides any of SOUND UNITED Property to any of its subsidiary or affiliate, or to any third party parts supplier, directly or through its subsidiary or affiliate, Supplier shall: (i) maintain written records of location and custody of each SOUND UNITED Property and provide to SOUND UNITED upon request; (ii) impose on such subsidiary, affiliate or third party obligations equivalent to those under this Section 6 with respect to SOUND UNITED Property and ensure compliance therewith; and (iii) Supplier shall remain responsible for such SOUND UNITED Property under this Agreement regardless of the actual custody thereof.
6.4Unless otherwise agreed by the Parties in writing, all tooling or other property required for the performance hereunder, other than SOUND UNITED Property, if any, shall be furnished by Supplier, maintained in good condition and replaced when necessary at Supplier’s expense.
7.CHANGES
7.1Each of SOUND UNITED and Supplier may, from time to time, propose to each other in the form of change request, changes in the Specifications. If any such proposed change may cause an increase or decrease in the costs of or the time required for Supplier’s performance, Supplier shall immediately notify SOUND UNITED and the Parties shall agree on an equitable adjustment in prices or other terms, which shall be set forth in in writing. No change will be binding on SOUND UNITED unless agreed to in writing by SOUND UNITED. Without limiting any of the foregoing and notwithstanding anything to the contrary that may be provided in this Agreement, in no event shall Supplier make any changes in the design, material or processes that affect the form, fit, function, interchangeability, quality or reliability of the Products without the prior written consent of SOUND UNITED. SOUND UNITED may choose to return the lot to Supplier at Supplier’s expense or hold the lot until appropriate testing and validation demonstrate that the Product meets or exceeds the original specification. Costs associated with re-testing and re-validation of products with unapproved or undisclosed changes will be the sole expense of Supplier.
7.2If Supplier learns or reasonably foresees that any part or component used for the manufacture of any Product will become or has become unavailable, Supplier shall immediately notify SOUND UNITED and, to the extent necessary, the Parties shall agree on: (i) the alternative part(s) / component(s); (ii) any adjustments in the Specifications and/or manufacturing processes; and (iii) anything else affected by such unavailability. It shall be Supplier’s sole responsibility to make the last buy in sufficient number of the part or component that will become unavailable and/or procure, at its cost, alternative parts and components in timely fashion and in sufficient number, so as to minimize any disruption to the manufacture or any adverse effect on the quality of the Product. SOUND UNITED reserves the right to recover from Supplier any Damages SOUND UNITED suffers from the unavailability of any part or component.
8.FORECAST, PURCHASE ORDER AND ACCEPTANCE
8.1Each month, SOUND UNITED will submit a two-month rolling, binding forecast of its requirements for the Products, to be renewed every month, covering the N+3 and N+4 months (e.g., the forecast submitted in December shall represent its potential requirements in the months of March and April).
Details of forecast and lead time shall be described as Exhibit D
8.2Each month, SOUND UNITED will submit a Purchase Order setting forth the Product(s), quantity and requested delivery date(s) for the N+2 month (e.g., the Purchase Order issued in December shall be for deliveries over the month of February).

8.3A Purchase Order shall be deemed accepted by Supplier without any modification upon acknowledgement or if Supplier does not provide any acknowledgment or indicate any objection to such Purchase Order within five (5) business days after issuance of such Purchase Order by SOUND UNITED. Supplier shall use its best efforts to accept Purchase Orders from SOUND UNITED without any modification, An accepted Purchase Order becomes the exclusive agreement and supersedes any and all prior or contemporaneous communications or agreements between the Parties pertaining to such Purchase Order, except to the extent inconsistent with subsequent written agreement signed by both Parties, if any.
9.PACKING, SHIPPING AND DELIVERY DOCUMENTS
Unless otherwise specified or agreed to by SOUND UNITED separately in writing:
9.1All packing and crating by Supplier shall be in compliance with carrier’s tariffs and in containers suitable in handling with a mechanical device for protection from exposure in shipment and storage.
9.2In case any Product requires anti-static proof to preserve its quality in every respect, Supplier shall apply anti-static processed packaging for transportation.
9.3Supplier will externally mark each container with necessary lifting, loading and shipping information, including the Purchase Order number, date of shipment, name and address of SOUND UNITED and Supplier, other packing slip information and, if required, bar coding.
9.4Each shipment must include a complete packing list specifying applicable Purchase Order number, Line item number, SOUND UNITED’s Part number, Revision number, Manufacturer’s Part number (if any), date of shipment, requester’s name, and quantity of Products shipped.
9.5All invoices and bills of lading must include SOUND UNITED’s Purchase Order number.
9.6The price(s) include all charges for Supplier’s packing and crating. All shipments made on the same day and via the same route shall be consolidated in order to obtain the lowest transportation rate. Supplier will bear the expense of any premium transportation charges.
9.7The delivery terms shall be FOB or otherwise as designated on the face of each Purchase Order. Title and risk of loss or damage shall not pass to SOUND UNITED until receipt by SOUND UNITED of the Products at the applicable delivery point. If applicable, Supplier will assign duty drawback rights to SOUND UNITED.
9.8Supplier will timely provide SOUND UNITED with material safety data sheets and other documentation reasonably necessary to enable SOUND UNITED to comply with applicable laws and regulations. Upon SOUND UNITED’s request, Supplier will promptly provide SOUND UNITED with a certificate of origin for all items and with applicable customs documentation for items wholly or partially manufactured outside of the country of import.
9.9Any losses accruing from deviation from SOUND UNITED’s routing instructions shall be charged to Supplier’s account. Supplier shall forward to SOUND UNITED, with the invoice, the express receipt or bill of lading, signed by the carrier, evidencing the fact that shipment was made.
10.PRICE AND PAYMENT
10.1Price(s) on a Purchase Order shall be fixed in accordance with the applicable Award Letter for the Product or with any other subsequent written agreement between the Parties.

10.2Supplier warrants that the prices specified in each Purchase Order do not exceed prices charged for like quantities of the same or substantially similar products to any other purchaser. If Supplier sells the same or substantially similar products to other customers at prices less than those set forth in the relevant Purchase Order, Supplier shall accordingly lower the price of any Products sold to SOUND UNITED and provide SOUND UNITED with a credit for any such Products sold to SOUND UNITED (for the difference between the price sold to SOUND UNITED and the lowest price of the same or substantially similar products sold to others) during the period in which Supplier was selling such same or substantially similar products at the lower price.
10.3All applicable national and local taxes, duties, tariffs and other governmental charges in effect on the date of a Purchase Order are included in the price(s) indicated on the Purchase Order, unless otherwise stated therein. All other taxes lawfully required to be collected by Supplier with respect to the Product provided by Supplier to SOUND UNITED shall be paid by Supplier. In the event of repeal of taxes or the reduction of rates, prices shall be adjusted accordingly.
10.4Unless otherwise agreed in writing by SOUND UNITED, invoices shall be sent no earlier than the date on which each delivery is made.
10.5Upon receipt of an undisputed invoice, SOUND UNITED shall pay Supplier by way of wire transfer into the bank account designated by Supplier within sixty (60) days.
10.6Subject to the approval of Korean Government, SOUND UNITED shall have the right at any time to set-off any amount owed by Supplier to SOUND UNITED against any amount due and owed to Supplier under any Purchase Order or otherwise. SOUND UNITED may apply a return credit issued by Supplier to SOUND UNITED to offset Supplier’s invoice on any Purchase Order. Exercising an offset for future Product orders is at the sole discretion of SOUND UNITED. If at any time SOUND UNITED determines not to use a credit to offset an invoice on a future Product order, then SOUND UNITED may bill Supplier net thirty (30) day terms for the full amount owed.
11.DELIVERIES, RESCHEDULES AND INSPECTIONS
11.1Supplier shall inspect all Products immediately before shipment, and upon SOUND UNITED’s request, deliver records of such inspection to SOUND UNITED without delay.
11.2SOUND UNITED’s sales schedules are based upon Supplier’s understanding and agreement that Products will be delivered to SOUND UNITED on the date specified on each Purchase Order, and, therefore, TIME IS OF THE ESSENCE with respect to Supplier’s delivery obligations pursuant to each Purchase Order. Supplier shall notify SOUND UNITED without delay if Supplier is unable, or has reasons to believe that it may be unable, to make any scheduled delivery and state the reason therefor. If any delivery of the Products is not made at the specified time, SOUND UNITED may choose to do any of the following, in any combination: (i) require Supplier to use expedited shipment method of SOUND UNITED’s choice for delivery of the Products at Supplier’s expense; (ii) cancel all or part of the Purchase Order; and/or (iii) hold Supplier accountable for the expenses incurred by SOUND UNITED due to such delay, which may include, without limitation, expedited shipment of Products to various locations after delivery by Supplier to SOUND UNITED.
11.3Any Products delivered in advance of the delivery schedule may, at SOUND UNITED’s option, either be returned to Supplier (collect) for proper delivery or be accepted by SOUND UNITED.

11.4If SOUND UNITED discovers that any delivered Products were defective or otherwise not in conformity with the requirements of a Purchase Order or this Agreement, SOUND UNITED may, at its option: (i) rescind the Purchase Order in whole or in part and require refund from Supplier, if already paid; (ii) accept such Products and rework the Products at the Supplier’s expense or require the Supplier to rework the Products; or (iii) reject such Products and require delivery of replacements. If SOUND UNITED chooses to rework the Products, Supplier shall provide full cooperation to SOUND UNITED in connection with such rework at its cost, including but not limited to supplying necessary information, data and parts and components and arranging and paying for any necessary services to be provided by third party contractors. If Products are rejected, Supplier will provide SOUND UNITED with a return material authorization (RMA) number upon notification of rejection, SOUND UNITED will return such Products at Supplier’s risk and expense, and Supplier will deliver replacements to SOUND UNITED at its risk and expense without delay. Rights granted to SOUND UNITED and obligations of Supplier under this Section survive any payment, inspection or acceptance by SOUND UNITED and are in addition to any other rights or remedies provided elsewhere hereunder or by law.
It is understood that this Sub-Section 11.4 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for defective or non-conformity with the requirements.
11.5SOUND UNITED may inspect, at any time during business hours on any working day, with a reasonable advance notice not less than forty-eight (48) hours to Supplier, the manufacturing site of the Products for any purpose under this Agreement.
12.REQUIRED PARTS AND COMPONENTS
12.1Supplier shall, at all times, maintain in sufficient number in its stock all required parts and components to manufacture the Products based on the Purchase Orders accepted by Supplier pursuant to Section 8.2 (the “Required Parts and Components”).
12.2Supplier shall exercise its best business judgment based on various factors, including but not limited to its relevant knowledge and experience in its industry, most recently-available market information, the binding rolling forecast provided by SOUND UNITED pursuant to Section 8.1, to procure the Required Parts and Components so as to meet the requirement under Section 12.1 above but not in unreasonable excess of such requirement, at the best obtainable price under the particular circumstances at the time of procurement thereof. Specifically, Supplier shall always take into consideration such factors as the current number of Required Parts and Components left in its stock, the changing nature of SOUND UNITED’s binding rolling forecast and the minimum order quantity (the “MOQ”) which may be imposed by the suppliers of the Required Parts and Components from time to time, in determining the most appropriate quantity of the Required Parts and Components to procure at any given time.
12.3Notwithstanding Section 12.2 above but subject to Section 12.4 below, to the extent Supplier is left with unused Required Parts and Components after the last manufacture of the relevant Product (such Product, the “EOL Product”), SOUND UNITED and Supplier shall discuss in good faith regarding compensation by SOUND UNITED for the amounts paid by Supplier for such Required Parts and Components with respect to those Required Parts and Components procured on the basis of SOUND UNITED’s last submitted forecast for the N+3 month and the N+4 month. Supplier may choose to procure Required Parts and Components outside the scope above but shall do so entirely at its own risk and SOUND UNITED shall not be held liable for any unused portion of such Required Parts and Components. In addition, in no event shall SOUND UNITED be responsible for any Required Parts and Components purchased in excess of the applicable MOQ.
Details of forecast and lead time shall be described as Exhibit D

12.4Any compensation by SOUND UNITED under Section 12.3 above is subject to the requirement by Supplier to demonstrate, to SOUND UNITED’s reasonable satisfaction, that the relevant Required Parts and Components could not be reasonably used for any purpose other than the manufacturing of the relevant EOL Product, including but not limited to utilizing them in another product manufactured by Supplier for SOUND UNITED or any other customer or reselling to a third party.
13.OBLIGATION TO CONTINUE PRODUCTION; END OF LIFE BY SUPPLIER
13.1Supplier is obligated to continue production of a Product or a model of a Product at least for two (2) years after first production thereof, unless otherwise agreed between the Parties in writing.
13.2If, after expiration of the period referred to in Section 13.1, Supplier has justifiable reasons for ceasing to manufacture any Product, Supplier shall provide at least twelve (12) months’ written notice to SOUND UNITED prior to the envisaged last delivery thereof, and obtain SOUND UNITED’s written consent, which shall not be unreasonably withheld. Supplier shall then provide SOUND UNITED opportunities to place one or more Purchase Orders for the EOL Products in such quantity as SOUND UNITED may require before the envisaged final delivery date, and Supplier shall accept such Purchase Orders at the then prevailing price.
14.SPARE PARTS
The terms and conditions relating to spare parts of the Products to be supplied by Supplier to SOUND UNITED hereunder are set forth in Schedule I attached hereto.
15.CONFIDENTIALITY OF SOUND UNITED INFORMATION
15.1Supplier agrees to keep in confidence any and all information of SOUND UNITED as well as information of third parties held by SOUND UNITED that Supplier receives or otherwise acquires in connection with this Agreement or otherwise, including but not limited to the Requirements and demand and pricing information of the Products (“SOUND UNITED Information”) and that it will not directly or indirectly disclose or disseminate the same to any third party or use the same for any purpose other than in connection with the performance of its obligations and the exercise of its rights hereunder. The existence and the content of this Agreement shall also constitute SOUND UNITED Information.
15.2If Supplier is required to disclose any SOUND UNITED Information to Supplier’s suppliers or any other third party in furtherance of this Agreement or otherwise, Supplier shall obtain SOUND UNITED’s prior written consent for such disclosure as well as binding commitments from such suppliers or third parties to protect SOUND UNITED’s rights in, and to maintain the confidentiality of, such SOUND UNITED Information, in a manner consistent with this Agreement.
15.2Supplier shall promptly return or destroy, at its own cost and expense, any and all SOUND UNITED Information, including any copies thereof, when it is no longer required by Supplier, upon SOUND UNITED’s request or upon termination of this Agreement, and follow all instructions of SOUND UNITED in connection thereto. Upon SOUND UNITED’s request, Supplier shall provide a written certificate of any return or destruction hereunder.

16.TRADEMARK
16.1All Products manufactured by Supplier under this Agreement shall bear the Trademark in accordance with the Requirements. Relevant logos and other relevant materials necessary to bear Trademark on Products shall be provided by SOUND UNITED and shall not be used for any purpose other than the foregoing. Supplier shall have no right, title or interest in or to any of SOUND UNITED’s (or its affiliates or subsidiaries) names, trade names, or trademarks, registered or not, anywhere in the world. Supplier’s sole privilege under this Agreement is a non-exclusive, limited license to manufacture and sell Product to SOUND UNITED, some of which bear in whole or in part trademarks owned by SOUND UNITED or its affiliates or subsidiaries, as applicable. Upon termination or expiration of this Agreement, Supplier’s limited privilege to sell Products using such trademarks shall immediately cease. Any trademark used in the course of this Agreement must be reviewed and approved in advance, in writing, by SOUND UNITED.
16.2Supplier expressly recognizes and agrees that any and all proprietary rights to the Trademark belong solely to SOUND UNITED and it shall acquire no right, title or interest in or to the Trademark by the terms of this Agreement or by performance of its obligations hereunder. Supplier shall not use the Trademark for any purpose other than in furtherance of this Agreement, and Supplier shall not at any time claim any right or property therein or apply to register, register or cause to be registered in any part of the world any trademark, trade name, copyright or other intellectual property right or design similar to or a colorable imitation of any Trademark, trade name, copyright or other intellectual property right or design which is the property of SOUND UNITED.
16.3Trademark Use. Supplier shall affix the trademark on all Products manufactured pursuant to this Agreement, and packaging therefore, in a manner specified by SOUND UNITED. Supplier shall not use the trademarks in any manner inconsistent with the instructions of SOUND UNITED nor on any products except as manufactured pursuant to this Agreement. Upon the expiration or termination of this Agreement, Supplier shall immediately discontinue the use of the trademarks, and thereafter shall not use the trademarks, or any mark or any name confusingly similar thereto (including in the form of domain names), directly or indirectly in connection with its business or that of any SOUND UNITED subsidiary or affiliates or principals. During the term of this Agreement, Supplier will promptly notify SOUND UNITED in the event that it learns of any infringement or unauthorized use of a trademark by any person. All use of any trademarks shall inure to the benefit of SOUND UNITED.
16.4Validity and Title. Supplier acknowledges SOUND UNITED’s full right and title to the trademarks. Supplier shall not at any time do or permit to be done any act or thing which it knows or should know will in any way impair the rights of SOUND UNITED. Supplier agrees that it will not, while this Agreement is in effect, or thereafter attack the validity of SOUND UNITED’s exclusive rights to the trademarks.
16.5Proprietary Designs and Information. Supplier agrees that all documentation, proprietary design and other information related to the Product manufactured pursuant to this Agreement (herein “Documentation”), that are provided to Supplier by SOUND UNITED are the property of SOUND UNITED and shall only be used in the manufacturing of Product for SOUND UNITED exclusively. Supplier shall not use the documentation, proprietary designs or information for the benefit of any of Supplier’s other customers.

16.6SOUND UNITED’s ownership of Proprietary Rights. In connection with the Product, SOUND UNITED (and its subsidiaries and affiliates, as applicable) are the exclusive owners of all right, title and interest in and to the intellectual property and other proprietary rights associated with or arising from the Products and related software that it has provided to Supplier to develop.
Supplier agrees to and does hereby sell, assign and transfer to SOUND UNITED the right, title and interest throughout the world to all works, inventions, discoveries, and improvements that are conceived or first actually reduced to practice in connection with the Product during the performance of this Agreement or the development of any Product. Supplier understands that its duties to SOUND UNITED include the preparation of materials, including hardware, software, written or graphic materials, schematics, layouts, tooling, and that any such materials conceived or written by Supplier shall be done as a “work made for hire” within the meaning of United States Copyright and other applicable laws. Supplier understands that since the work is a “work made for hire”, SOUND UNITED will retain ownership of all rights in said materials, including all patent, copyright and trademark rights so far as the work is paid in any manner (e.g. as NRE, Overhead etc.) by SOUND UNITED. If SOUND UNITED exercises its right to second source Product pursuant to this Agreement, SOUND UNITED shall have a worldwide, royalty-free non-exclusive license from Supplier to make, use and sell all intellectual property owned or licensed by Supplier and incorporated into the Product including but not limited to patent, proprietary design, trade secret, software code or proprietary process, however said license shall extend only to product produced for SOUND UNITED. If Supplier sells Product to SOUND UNITED that incorporates third party software or intellectual property, Supplier represents and warrants that it has a license or right to license or convey such software or intellectual property and Supplier agrees to notify SOUND UNITED in writing and in advance of incorporating it into the Product. The Supplier will indemnify SOUND UNITED from all legal matters related to the use of patented technologies or other intellectual properties in the Product.
Supplier may indicate that as to certain specific IP rights, such rights are out of scope of this Sub-Section 16.6 by clearly itemize each of such rights in the Requirements.
16.7Tooling and Moldings. Supplier agrees that all tooling and molding or modifications thereof which are made at the request of or on behalf of SOUND UNITED and related to Products manufactured pursuant to this Agreement (“Tooling”) shall only be used for the manufacturing of Product for SOUND UNITED exclusively. Supplier shall not use any Tooling for the benefit of any other of Supplier’s customers. SOUND UNITED shall at all times retain all rights, title, and interest in all Tooling paid for by SOUND UNITEED, and Supplier agrees to return to SOUND UNITED (or SOUND UNITED’s designated agent) such Tooling at any time upon request by SOUND UNITED. Supplier agrees to supply SOUND UNITED photographs of SOUND UNITED’s tools, which show that the Tooling has been clearly engraved to indicate that the Tooling is the property of SOUND UNITED. Supplier shall properly title and mark all Tooling belonging to SOUND UNITED.
16.8Ownership of Documentation. The Documentation shall remain the exclusive property of SOUND UNITED and shall be protected from disclosure in accordance with this Agreement. Upon expiration or termination of this Agreement, the Documentation shall be promptly returned to SOUND UNITED and Supplier shall erase copies from any digital media.
17.NON-INFRINGEMENT; IP RIGHTS; THIRD PARTY LICENSES
17.1Supplier warrants and represents to SOUND UNITED that the manufacture, sale, distribution or use of the Products furnished hereunder do not and will not infringe any patents, trademarks, trade names, copyrights, trade secrets or other intellectual property and proprietary rights of any third party in any jurisdiction (the “IP Rights”).
17.2In the event of any action or claim in which such infringement is alleged (an “IP Claim”), SOUND UNITED may, at its option, require Supplier to do one or more of the following at Supplier’s sole expense:
(A)settle the IP Claim;

(B)procure for SOUND UNITED the right to sell such Products without any restriction;
(C)replace or modify such Products to avoid infringement;
(D)defend SOUND UNITED against the JP Claim using attorneys that are reasonably acceptable to SOUND UNITED; and/or
(E)remove the affected Products from SOUND UNITED’s inventory and grant SOUND UNITED a credit or refund thereon at the prices paid by SOUND UNITED;
(F)cooperate and cause its counsel to cooperate with SOUND UNITED and its counsel, if SOUND UNITED chooses to retain its own counsel to participate in the defense of any IP Claim, which cooperation may include, without limitation, providing relevant documentation and information concerning such IP Claim.
17.3Supplier shall indemnify and hold SOUND UNITED, its parent, affiliate or subsidiary or related companies and each of their shareholders, officers, directors, employees, agents, representatives, successors and assigns and each of their customers (the “lndemnitees”) harmless from any Damages arising out or of relating to an infringement or alleged infringement of IP Rights with respect to any Product.
It is understood that this Sub-Section 17.3 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for an infringement or alleged infringement of IP Rights.
17.4Supplier shall indemnify, defend and hold SOUND UNITED, its parent, affiliate or subsidiary or related companies and each of their shareholders, officers, directors, employees, agents, representatives, successors and assigns and each of their customers (the “lndemnitees”) harmless from and against any and all claims, allegations, suits, actions, proceedings, damages, judgments, decrees, orders and liabilities whatsoever, asserted by any person or entity resulting directly or indirectly from any claims or actions related to (i) any act, omission or commission, whether reckless or negligent of Supplier for negligence; or (ii) product liability of whatever specie, including, without limitation, claims or actions for strict liability, improper design, breach of warranty, express or implied, wherever such claims or actions may be asserted and regardless of where the events on which such claims or actions are based or occurred, or (iii) for any breach of representation or warranty stated herein. Supplier will also provide SOUND UNITED with written verification of conformance with any required royalty payments to third parties.
It is understood that this Sub-Section 17.4 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for claims, allegations, suits, actions, proceedings, damages, judgments, decrees, orders and liabilities.
17.5Claim. In the event of a claim, Supplier shall not enter any settlement of a claim which adversely impacts or makes an admission of liability without SOUND UNITED’s written consent.
17.6Defense Costs. The indemnification set forth herein shall include, without limitation thereto, attorney’s fees, expert fees, costs related to defense, and other such fees. Supplier, at its sole expense, shall defend all such claims and actions against SOUND UNITED and/or SOUND UNITED’s customers, whether brought informally or thought court or administrative procedures, provided however that SOUND UNITED or the affected customer of SOUND UNITED shall have the right of approval of counsel in all situations and, further, that SOUND UNITED or the affected customer of SOUND UNITED shall be consulted regarding settlement of any such claim before a settlement agreement is finalized.
It is understood that this Sub-Section 17.6 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for such claims and actions against SOUND UNITED and/or SOUND UNITED’s customers.

17.7Damages. Under no circumstances will SOUND UNITED, its parent, affiliates, subsidiaries, successors or assigns, be liable for any consequential, indirect, special, punitive, incidental damages or lost profits, whether foreseeable or unforeseeable, based on claims of Supplier or its affiliates, even if previously advised of the possibility of such damages, arising out of breach of contract, misrepresentation, negligence, strict liability, in tort or otherwise.
17.8Except as otherwise agreed between the Parties in the Requirements, Award Letter or another document signed by the Parties, Supplier shall obtain third party licenses necessary for the manufacture, sale, distribution or use of each Product that are set forth in the Requirements (the “Third Party Licenses”) and shall maintain such licenses in effect until they are no longer necessary. Supplier represents and warrants that, other than the Third Party Licenses set forth in the Requirements, no third party license is required to be procured by Supplier or SOUND UNITED in relation to any Product.
17.9SOUND UNITED shall have a non-exclusive, royalty-free license under Supplier’s IP Rights to use and resell the Products purchased hereunder, and to use and reproduce Supplier’s applicable literature, such as operating and maintenance manuals, technical publications, and other similar support documentation and sales literature. If any Purchase Order includes experimental development or research effort and such work is paid for in whole or in part by SOUND UNITED, Supplier agrees to disclose to SOUND UNITED all confidential processes, know how, trade secrets, inventions and other work product relating thereto, and Supplier agrees to assign, and hereby does irrevocably assign, to SOUND UNITED any and all IP Rights in and to such work product, so far as Supplier does not clearly itemize each of above-mentioned rights and indicate that such rights are out of scope of this Sub-Section 17.9 in the Requirements.
18.SUPPLIER’S REPRESENTATIONS AND WARRANTIES
18.1Supplier represents and warrants that:
(A)all Products furnished under this Agreement are and will:
(a)be free from defects in design, material and workmanship;
(b)comply with the applicable Requirements hereunder;
(c)comply with applicable national, federal, state, provincial and local governmental laws and regulations and industry standards;
(d)be new and not used or reconditioned;
(e)be merchantable; and
(f)be suitable for the particular purpose or use for which they are purchased by SOUND UNITED;
(g)not infringe any patent, copyright, trademark, trade secret or similar intellectual property or proprietary right.
(B)Supplier will, at all times, be in full compliance with: (a) SOUND UNITED’s Supplier Code of Conduct; and (b) Memorandum of Understanding in relation to Environmental Conservation, attached hereto as Exhibit A and Exhibit B, respectively, or as updated from time to time by SOUND UNITED upon written notice;
(C)Supplier acknowledges and supports SOUND UNITED’s Conflict Minerals Policy, attached hereto as Exhibit C or as updated from time to time by SOUND UNITED upon written notice, and agrees to meet SOUND UNITED’s expectations from suppliers as set forth therein;

(D)Supplier has obtained, at its expense, all standard government, environmental, consumer protection and safety approvals required by applicable laws with respect to the Products, including but not limited to those expressly set forth in the Requirements, and will provide, upon SOUND UNITED’s request, all relevant documentations relating thereto; and
(E)Supplier will be responsible for compliance with any and all applicable export laws and regulations in connection with exporting of the Products to the delivery locations designated in the applicable Purchase Order.
18.2SOUND UNITED’s approval of Supplier’s designs and/or selections with respect to any aspect of the Products shall not relieve Supplier of its obligations under this Agreement. All warranties of Supplier shall survive inspection, acceptance and payment and shall run to the lndemnitees.
18.3In the event of Supplier’s breach of any of the representations and warranties hereunder, SOUND UNITED may, at its option, require Supplier to retrieve the Products within a period specified by SOUND UNITED at Supplier’s cost and expense and: (i) provide replacements; (ii) repair the Products or (iii) provide SOUND UNITED full refund of the retrieved Products. In addition, Supplier shall indemnify and hold harmless the lndemnitees from and against any and all Damages incurred by the lndemnitees arising out of or relating to Supplier’s breach of its representations and/or warranties hereunder, including but not limited to any costs and expenses incurred by the lndemnitees in connection with retrieval and replacement of the Products under the custody of distributors, dealers, end-users or any other party or person, provided that this Sub-Section 18.3 shall not apply where Supplier clearly proved that SOUND UNITED is solely responsible for such Damages.
19.WARRANTY
19.1The Supplier warrants that the rate of defective products among the Products within the initial period which is prescribed at 19.3 from the first date that the Products are shipped out from the Supplier, shall not exceed the Warranty Level. If the rate of defective products exceeds the Warranty Level, the Supplier shall:
(A)suspend the shipment of the Products immediately, and follow Buyer’s directions regarding shipment; and
(B)indemnify the Buyer for all damages, costs, fees and expenses incurred by the Buyer.
19.2The Supplier shall be liable for any direct, indirect or consequential damages the Buyer suffers as the result of the Supplier’s breach of the warranty contained herein. The Buyer may determine with Supplier:
(A)the extent of damages suffered by the Buyer which the Supplier shall indemnify; and
(B)the handling of Products that breaches the warranty contained herein.
19.3Warranty Level (This is defined by the accumulated failure rate within the period described item (A),(B), and accumulated failure rate is defined as item (C).
(A)Failure rate within [...***...] months is [...***...] and within [...***...] months is [...***...]
This failure rate is applied for any single function products (which means any products with single function provided that AV receiver with Tuner shall be regarded as single function products); or
(B)Failure rate within [...***...] months is [...***...] and within 14 months is [...***...].
his failure rate is applied for multiple function products (which means any products with multiple functions such as DVD plus AV amp.)

(C)Accumulated failure rate = (Total defective units)/(Total shipped out units) Accumulate failure rate can be estimated by using certain local defective rate.
19.4For the avoidance of doubt, this Section 19 applies in case of WARRNTY in addition to Section 18.3, and application of this Section 19 does not prejudice in any way application of Section 18.3

20.PRODUCT LIABILITY
Supplier hereby agrees to defend, indemnify (including without limitation court costs and reasonable fees of attorneys and other professionals) and hold SOUND UNITED, other Indemnitees and their respective customers of the Products harmless against any third party claims, demands, actions or proceedings resulting from personal injury or property damage caused or alleged to have been caused by any defect in the Products sold to SOUND UNITED under this Agreement.
It is understood that this Section 20 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for such third party claims, demands, actions or proceedings.
21.INDEMNIFICATION
21.1If Supplier, its employees, agents, subcontractors, or representatives enter premises occupied by or under the control of SOUND UNITED or third parties in the performance hereunder, Supplier shall indemnify and hold harmless the lndemnitees from any and all Damages by reason of property damage or personal injury to any person, including Supplier’s employees, of whatsoever nature or kind arising out of, as a result of, or in connection with such performance occasioned in whole or in part by the actions or omissions of Supplier, its employees, agents, subcontractors, or representatives. If requested by SOUND UNITED, Supplier shall also defend SOUND UNITED against any claims, suits or proceedings relating thereto.
21.2Supplier shall fully comply with all applicable foreign, national and local laws, regulations and ordinances in its manufacture and sale of the Products. Supplier shall indemnify and hold harmless the Indemnitees from any Damages arising out of or relating to Supplier’s non-compliance or any other negligence or wrongful acts or omissions by Supplier or those acting on Supplier’s behalf. lf requested by SOUND UNITED, Supplier shall also defend SOUND UNITED against any claims, suits or proceedings relating thereto.
It is understood that this Sub-Section 21.2 shall not apply where Supplier clearly proved that SOUND UNITED is responsible for Damages.
22.LIMITATION OF LIABILITY
SOUND UNITED’s liability hereunder shall be limited to the unpaid balance of amounts due under the Purchase Orders and additional 2 month Forecast from SU. Its amount of liability including additional 2 months order forecast shall be agreed upon with both Parties. IN NO EVENT SHALL SOUND UNITED BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES.
23.TERM AND TERMINATION
23.1The term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to this Section 23, continue for three (3) years (the “Initial Term”), and thereafter the term of this Agreement shall be automatically renewed for periods of one (1) year each (the “Extended Term”), unless either Party notifies the other Party in writing at least twelve (12) months prior to the expiry of the Initial Term or any Extended Term, indicating its intention not to renew. Supplier hereby agrees not to unreasonably refuse to renew without an economically justifiable cause.

23.2Either Party may terminate this Agreement and/or any Award, and/or cancel any Purchase Order, upon written notice if the other Party is in material breach or default of any obligation under this Agreement or the relevant Purchase Order, which breach or default is not cured or cannot be cured within thirty (30) business days of written notice of such breach or default.
23.3Either Party may terminate this Agreement and/or any Award, and/or cancel any Purchase Order, upon written notice if:
(i)the other Party commences a judicial or administrative proceeding under a law relating to insolvency for the purpose of reorganizing or liquidating the debtor or restructuring its debt;
(ii)anyone commences any such proceeding against the other Party and either (A) the proceeding is not dismissed by midnight at the end of the sixtieth (60th) day after commencement or (B) any court before which the proceeding is pending issues an order approving the case;
(iii)a receiver, trustee, administrator, or liquidator (however each is referred to) is appointed or authorized, by law or under a contract, to take charge of property of the other Party for the purpose of enforcing a lien against that property, or for the purpose of general administration of that property for the benefit of the other Party’s creditors; and
(iv)the other Party makes a general assignment for the benefit of creditors.
23.4In the event of a sale of more than 50% of Supplier’s voting stock, a sale of all or substantially all of Supplier’s assets or a change in the majority of the board members of Supplier (such event, a “Change of Control”), SOUND UNITED may terminate this Agreement and any Award or to cancel any Purchase Order immediately by giving Supplier a written notice. If SOUND UNITED does not exercise the foregoing right to terminate or cancel, then Supplier shall use its best efforts to maintain, or have maintained, this Agreement, existing Awards, existing Purchase Orders and any future transactions under this Agreement in the ordinary course with no material change.
23.5When this Agreement is terminated for any reason, all outstanding Purchase Orders for which Products have not yet been delivered and all Awards shall also be canceled or terminated automatically, unless otherwise agreed by the Parties in writing. If the Parties agree to continue any of the Purchase Orders and Awards beyond the termination of this Agreement, then this Agreement shall survive with respect to such Purchase Order(s) and Award(s) until all deliveries and payments therefor are completed.
23.6Upon termination of this Agreement, Supplier shall promptly return to SOUND UNITED any and all tooling, SOUND UNITED Information or any other property of SOUND UNITED furnished by SOUND UNITED to Supplier for purposes of this Agreement in accordance with instructions provided by SOUND UNITED.
24.GENERAL
24.1Subcontracting. Supplier shall not subcontract any of its obligations hereunder without the prior written consent of SOUND UNITED. In the event Supplier subcontracts any of its obligations hereunder to a subcontractor with SOUND UNITED’s consent, Supplier shall be and remain responsible and liable for any failure by any subcontractor or subcontractor personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Supplier under this Agreement to the same extent as if such failure to perform or comply was committed by Supplier or its personnel. Without limiting the foregoing, Supplier warrants and covenants that in no event will any provision of this Agreement, or any right or benefit of SOUND UNITED provided for under this Agreement, be reduced, limited or otherwise adversely affected as a consequence of performance by or through subcontractors.

24.2Insurance.
Supplier shall maintain appropriate insurance for SOUND UNITED.
24.3Financial Information. Supplier shall provide SOUND UNITED with its financial statements for every business year during the term of this Agreement.
24.4Contractual Relationship. It is understood and agreed that, in performing its obligations under this Agreement, Supplier acts as an independent contractor and none of its employees shall be considered an employee of SOUND UNITED or any of its subsidiaries, affiliates, divisions or other related corporate entities for any purpose whatsoever. This Agreement shall not establish any fiduciary relationship or other relationship of partnership, joint venture, employment, franchise or agency between them. In addition, Supplier and its employees shall not have any authority to enter into any commitments on behalf of or otherwise bind SOUND UNITED or any of its subsidiaries, affiliates, divisions or other related corporate entities.
24.5Notices. Notices required to be given hereunder shall be in writing, cost prepaid, and addressed to the other Party at the address first set forth above, or to such other address as may be designated by a written notice given in accordance with this Section. Any such notices shall be deemed properly given when: (i) delivered personally; (ii) seven (7) business days have passed after having been sent by airmail; or (iii) three (3) business days have passed after deposit with express courier service.
24.6Publicity. Neither Party may identify the other Party, in any media releases, public announcement or disclosures, marketing materials or otherwise, without the prior written consent of the other Party.
24.7Amendments. This Agreement (including the attached Schedules but not including the Exhibits) may be altered, amended, modified or superseded only by a writing executed by duly authorized representatives of both Parties. Exhibits attached hereto may be altered, amended, modified or superseded by written notice from SOUND UNITED to Supplier.
24.8Assignment Supplier shall not delegate or subcontract any duties, nor assign any Purchase Order or this Agreement or any rights or claims under any Purchase Order or this Agreement, whether by operation or law or otherwise, without prior written consent of SOUND UNITED, and any such attempted delegation or assignment shall be null and void. This Agreement and the Purchase Orders shall be binding upon and inure to the benefit of each party and its successors and permitted assigns.
24.9No Waiver. No waiver of or failure to exercise any option, right or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions shall be construed to be a waiver of the same or of any other option, right or privilege on any other occasion.
24.10Entire Agreement. This Agreement embodies the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties with respect to the subject matter of this Agreement.
24.11No Other Representations or Warranties. Supplier acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in case of fraud.
24.12Severability. In the event that any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or court decisions.

24.13Survival. Sections 5, 6, 15, 16, 17, 18, 19, 20, 21, 22, 23.5, 23.6 and 24, and any other provision which shall reasonably be interpreted to survive, shall survive any termination of this Agreement, Award or any Purchase Order for any reason.
24.14
24.15Governing Law and Venue. This Agreement and each Purchase Order shall be governed by and interpreted in accordance with the laws of the State of California and shall be treated, in all respects, as a California contract,. The parties agree that the U.N. Convention for the International Sale of Goods shall not apply to this Agreement, and the provisions thereof are expressly excluded from the Agreement. Each party agrees (i) that any action or proceeding brought by the parties relating to this Agreement shall be brought in a court in San Diego county, California, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of the courts located there; (ii) not to oppose any action or proceeding in (i) above on the basis of forum non conveniens or for any other reason; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a court as contemplated by this section.
24.16Non-solicitation. Supplier agrees that while this Agreement is in effect and for a period two years after termination of this Agreement, Supplier shall not directly or indirectly solicit for employment or hire any of the officer or employees of SOUND UNITED, provided that public advertising for employment opportunities shall not be restricted.
24.17Counterparts. The original of this Agreement may be executed in counterparts, each of which shall be an original as against any Party whose signature appears on such counterpart and each of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute and deliver this Agreement.

SOUND UNITED HOLDINGS INC. (SOUND UNITED)

By:

/s/ Patrick Zaun
Print Name:   Patrick Zaun
Title:   VP. Procurement
Date: _____May 23, 2019______________________

ANAM Electronics Co., Ltd

By:

/s/ Tae Soo Kim
Print Name:   Tae Soo Kim
Title:               CEO
Date:              May 23, 2019

Schedule I
SPARE PARTS
Supplier agrees to the following terms and conditions regarding the supply of Spare Parts to SOUND UNITED:
A.SPARE PARTS ORDER & SUPPLY FLOW; PARTS LIST
A.1As for initial new parts, Supplier and SOUND UNITED agree that the flow of Spare Parts order and supply shall generally be as set forth in Annex 1 to this Schedule. Without limiting the generality of the foregoing, Supplier shall provide SOUND UNITED, and update as appropriate, the list of parts that comprise a Product (the “Parts List”) in accordance with the schedule set forth in Annex 1.
A.2As for all new parts for new model and all normal parts for other models, Supplier shall try to ship parts within amount of time specified below for each parts category after receipt of Purchase Order.
•Common Electronic parts; [...***...
•Semiconductors; [...***...]
•Cosmetic parts/Manual/Remote controls; [...***...]
•Packaging Materials; [...***...]
•Semi Assembled parts; [...***...]
In the event of violation by Supplier of contents of above contents, the Parties shall seek and cooperate in a satisfactory manner.
B.PRICES
B.1Together with the Parts List, or as soon as practicable after the Parts List is provided to SOUND UNITED, Supplier shall propose to SOUND UNITED the price list of the parts listed on the Parts List that may be purchased by SOUND UNITED as Spare Parts, and Supplier and SOUND UNITED shall negotiate in good faith and agree on the final prices in accordance with the following guidelines:
(i)The price of each Spare Part is the unit price to be purchased individually by SOUND UNITED.
(ii)The price of each Spare Part includes appropriate packing materials such as antistatic packages and cushioning materials and packing related labor costs which include necessary assembling, pairing and outgoing inspection costs of the Spare Parts so Supplier supplies the proper Spare Parts to SOUND UNITED without any damage.
(iii)The price of each Spare Part does not exceed prices charged for like quantities of the same or substantially similar part to any other purchaser.
(iv)the price of the Spare Parts whose cost is more than [...***...] USD shall not exceed [...***...] of the cost. The Spare Parts include the Assemblies such as PCB assembly in the assembled form.
B.2If:
(a)the price of each Spare Part proposed by Supplier requires Minimum Order Quantity (the “MOQ”), SOUND UNITED has the right to reject such price and Supplier shall use its best efforts to sell the Spare Parts individually.
(b)Supplier sells any Spare Part or substantially similar part to another customer at a price less than the price to SOUND UNITED, Supplier shall accordingly lower the price of such Spare Part sold to SOUND UNITED and provide SOUND UNITED with a credit for any such Spare Part sold to SOUND UNITED (for the difference between the price sold to SOUND UNITED and the lowest price the Spare Part or substantially similar part were sold to others) during the period in which Supplier was selling such Spare Part or substantially similar part at the lower price.

(c)the price of more than [...***...] USD cost Spare Parts exceeds [...***...] of the cost, SOUND UNITED has the right to reject such price and Supplier shall use its best efforts to modify the proposed price for such Spare Part so that it is within[...***...] of the cost of the Spare Part.
B.3Supplier shall supply Spare Parts to SOUND UNITED hereunder at prices no more than the prices on the final price list of Spare Parts as agreed pursuant to Section B.1 above (the “Spare Parts Price List”), and the Spare Parts Price List shall not be modified without the mutual written agreement of both Parties. In the event it becomes, in the view of Supplier, economically inevitable, reasonable and justifiable, to increase any price of Spare Parts, Supplier shall: (i) notify SOUND UNITED in writing regarding the potential increase as soon as practicable; (ii) provide evidence of the cause of increase that is economically inevitable, reasonable and justifiable; (iii) discuss with SOUND UNITED regarding the potential increase and possible ways to minimize the increase, if any; and (iv) obtain SOUND UNITED’s prior written consent to any increase.
B.4To the extent Supplier had accepted a Purchase Order for Spare Parts before the Spare Parts Price List had been finalized, the prices on the Spare Parts Price List shall apply to such Purchase Order retroactively. Notwithstanding anything to the contrary provided herein or otherwise, SOUND UNITED’s obligation of payment for such order shall arise only after there is a mutually-agreed Spare Parts Price List and the relevant Spare Parts have been delivered and accepted.
C.PURCHASE ORDERS
Unless otherwise agreed between the Parties, SOUND UNITED may submit a Purchase Order for Spare Parts to Supplier at any time. A Purchase Order for Spare Parts shall set forth the relevant Spare Parts, quantity, requested delivery date(s) and any other requests, and Section 8.3 of the Agreement shall apply with respect to such Purchase Orders.
D.PACKAGING, DELIVERY AND PAYMENT
Sections 9 through 11 of this Agreement shall apply with respect to the Spare Parts as if references to the Products referred to the Spare Parts, except as otherwise set forth in this Schedule II (which takes priority in interpretation) or agreed between the Parties in writing.
E.SERVICE PERIOD
Supplier shall make available the Spare Parts for purchase by SOUND UNITED in accordance with this Agreement through EOL of the relevant Product (the “Service Period”).
Supplier shall supply the Spare Parts to SOUND UNITED without MOQ during the Service Period. Supplier shall include the Spare Parts needs by SOUND UNITED with the last production run of the relevant Product so that Supplier supplies the Spare Parts to SOUND UNITED without MOQ. After the Service Period, if SOUND UNITED asks the availability of a Spare Part, Supplier shall cooperate as much as possible to make the Spare Part available.
F.LAST BUY AND REPLACEMENT AND SUBSTITUTE SPARE PARTS
a.If Supplier learns or reasonably foresees that any Spare Part will be or may become unavailable during the Service Period, Supplier shall notify SOUND UNITED as soon as practicable the last date on which Supplier can accept Purchase Orders from SOUND UNITED for such Spare Parts (such last purchase by SOUND UNITED, the “Last Buy”); provided, if no Purchase Order for Last Buy can be accepted, then Supplier shall use its best efforts to find a functionally equivalent replacement or substitute to the unavailable Spare Part that is reasonably acceptable to SOUND UNITED and obtain SOUND UNITED’s prior written approval with respect to the use of any replacement or substitute.
b.Notwithstanding any approval by SOUND UNITED with respect to a replacement or substitute for any Spare Part in accordance with the preceding paragraph, SOUND UNITED reserves the right to recover any Damages SOUND UNITED suffers from the unavailability of any Spare Part during the Service Period, which may include, without limitation, the price difference between the unavailable Spare Part and the replacement or substitute, and the price of the Product from which the unavailable Spare Part was extracted for purposes of repair prior to a replacement or substitute becoming available.
G.WARRANTY AGAINST DEFECT
Supplier represents and warrants that all Spare Parts supplied to SOUND UNITED hereunder shall be free from defects in design, material and workmanship, and recognizing that defects in Spare Parts are often not found until they are actually used in service, Supplier agrees, without limiting any other rights SOUND UNITED may have under this Agreement, to replace or provide refund in full for any defective Spare Parts that are found any time after payment, inspection or acceptance of such Spare Parts by SOUND UNITED.